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                                                               EXHIBIT 99.11

                                                             ANNUAL OPTION GRANT


                          GASONICS INTERNATIONAL CORPORATION
                           AUTOMATIC STOCK OPTION AGREEMENT
                           --------------------------------

RECITALS
--------

     A. The Corporation has approved an automatic option grant program under the 1994 Stock Option/Stock Issuance Plan (the "Plan"), pursuant to which special option grants are to be made to eligible members of the Corporation's Board of Directors (the "Board") at specified intervals over their period of Board service in order to encourage such individuals to remain in the Corporation's service.

     B. Optionee is an eligible Board member and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic grant of a stock option to purchase shares of the Corporation's common stock ("Common Stock") under the Plan.

     C. The granted option is intended to be a non-statutory option which does NOT meet the requirements of Section 422 of the Internal Revenue Code and is designed to provide Optionee with a meaningful incentive to continue to serve as a member of the Board.

          NOW, THEREFORE, it is hereby agreed as follows:

          1. GRANT OF OPTION. Subject to and upon the terms and conditions set forth in this Agreement, there is hereby granted to Optionee, as of the date of grant (the "Grant Date") specified in the accompanying Notice of Grant of Automatic Stock Option (the "Grant Notice"), a stock option to purchase up to that number of shares of Common Stock (the "Option Shares") as is specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term at the price per share (the "Exercise Price") specified in the Grant Notice.

          2.   OPTION TERM.  This option shall have a maximum term of ten
(10) years measured from the Grant Date and shall expire at the close of business on the Expiration Date specified in the Grant Notice, unless sooner terminated under Paragraph 5, 7 or 8.

          3. LIMITED TRANSFERABILITY. This option, together with the special stock appreciation right provided under Paragraph 8.b, shall be neither transferable nor assignable by Optionee, other than a transfer of this option effected by will or by the laws of descent and distribution following Optionee's death, and may be exercised, during Optionee's lifetime, only by Optionee.


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          4.   EXERCISABILITY.  This option shall become exercisable for the
Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5, 7 or 8.

          5. CESSATION OF BOARD SERVICE. Should Optionee's service as a Board member cease while this option remains outstanding, then the option term specified in Paragraph 2 shall terminate (and this option shall cease to remain outstanding) prior to the Expiration Date in accordance with the following provisions:

               a. Should the Optionee cease to serve as a Board member for any reason (other than death or permanent disability) prior to the first anniversary of the Grant Date, then this option shall nevertheless become exercisable for all of the Option Shares on the first anniversary of the Grant Date and shall remain exercisable for any or all of those Option Shares until the expiration date of the twelve (12)-month period measured from the date of the Optionee's cessation of Board service.

               b. Should the Optionee cease Board service on or after the first anniversary of the Grant Date, then the Optionee shall have a twelve (12)-month period measured from the date of such cessation of Board service (the "Post-Service Exercise Period") in which to exercise this option for any or all of the Option Shares at the time subject to this option.

               c. Should the Optionee die after his or her cessation of Board service but while this option remains outstanding, then the personal representative of the Optionee's estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution shall have the remainder of the applicable Post-Service Exercise Period in which to exercise this option in accordance with the parameters established for the Optionee in clauses a. and b. of this Paragraph 5.

               d. Should Optionee cease to serve as a Board member by reason of death or permanent disability while this option remains outstanding, then this option shall immediately accelerate and become exercisable for all of the Option Shares at the time subject to this option, and the Optionee (or the personal representative of the Optionee's estate or by the person or persons to whom this option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise this option for any or all of those Option Shares.

                                     2.
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               e.   In no event shall this option remain exercisable after
     the specified Expiration Date of the ten (10)-year option term. Upon the expiration of the applicable post-service exercise period under this Paragraph 5 or (if earlier) upon the expiration of the ten (10)-year option term, this option shall terminate and cease to be outstanding with respect to any vested Option Shares for which this option has not otherwise been exercised.

               f. Optionee shall be deemed to be PERMANENTLY DISABLED if Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve
     (12) months or more.

          6. ADJUSTMENT IN OPTION SHARES. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting such Common Stock as a class without the Corporation's receipt of consideration, then the number and class of securities purchasable under this option and the Exercise Price payable per share shall be appropriately adjusted to prevent the dilution or enlargement of Optionee's rights hereunder; provided, however, the aggregate Exercise Price shall remain the same.

          7.   CORPORATE TRANSACTION.

               a. In the event of any of the following stockholder-approved transactions to which the Corporation is a party (a "Corporate Transaction"):

               a. a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Corporation is incorporated,

               b. the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or

               c. any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, this option, to the extent outstanding at such time but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully-vested shares of Common Stock. Immediately following the consummation of the Corporate

                                       3.
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Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

          b. If this option is assumed in connection with a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the Optionee, in consummation of such Corporate Transaction, had this option been exercised option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the Exercise Price payable per share; provided, however, the aggregate Exercise Price payable for such securities shall remain the same.

          8.   CHANGE IN CONTROL/HOSTILE TAKEOVER.

               a. In the event of a Change in Control (as defined below), the exercisability of this option, to the extent outstanding at such time but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully-vested shares of Common Stock. This option shall remain exercisable for such fully-vested Option Shares until the EARLIEST to occur of (i) the specified Expiration Date of the option term, (ii) the sooner termination of this option in accordance with Paragraph 5 or 7 or (iii) the surrender of this option under Paragraph 8.b.

               b. Provided this option has been outstanding for at least six (6) months prior to the occurrence of a Hostile Take-Over (as defined below), Optionee shall have an unconditional right (exercisable during the thirty (30)-day period immediately following the consummation of such Hostile Take-Over) to surrender this option to the Corporation in exchange for a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the Option Shares at the time subject to the surrendered option (whether or not this option is at the time exercisable for those Option Shares) over (ii) the aggregate Exercise Price payable for such shares.

               To exercise this limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the option surrender in which there is specified the number of Option Shares as to which the Option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of this Agreement, together with any written amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) days following such delivery date, and neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with the option surrender and cash distribution. Upon receipt of such cash distribution, this option shall be cancelled with respect to the shares subject to the surrendered option (or the surrendered portion), and Optionee shall cease to have any further right to acquire those Option Shares under this Agreement. However, should this option be surrendered for only a portion of the Option Shares at the time subject to the option, a new stock option agreement (substantially

                                       4.
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in the form of this Agreement) shall be issued by the Corporation for the balance of the Option Shares for which this option is not surrendered.

               This limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee.

               c. DEFINITIONS: For purposes of this Agreement, the following definitions shall be in effect:

               A CHANGE IN CONTROL shall be deemed to occur in the event:

                    - any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 (the "1934 Act")) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

               - there is a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

               A HOSTILE TAKE-OVER shall be deemed to occur in the event (i) any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept AND (ii) more than fifty percent (50%) of the securities so acquired in such tender or exchange offer are accepted from holders other than the officers and directors of the Corporation subject to the short-swing profit restrictions of Section 16 of the 1934 Act.

               The TAKE-OVER PRICE per share shall be deemed to be equal to the GREATER of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over, as determined in accordance with the valuation provisions of Paragraph 9.b, or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting the Hostile Take-Over.

                                   5.
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          9.   MANNER OF EXERCISING OPTION

               a. In order to exercise this option for all or any part of the Option Shares for which the option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

                    (1) Execute and deliver to the Corporation an exercise notice ("Notice of Exercise") for the Option Shares for which the option is exercised.

                    (2) Pay the aggregate Exercise Price for the purchased shares in one of the following alternative forms:

                         (a) full payment in cash or check made payable to the Corporation's order;

                         (b) full payment in shares of Common Stock held by Optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date (as defined below);

                         (c) full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date and cash or check made payable to the Corporation's order; or

                         (d) full payment effected through a broker-dealer sale and remittance procedure pursuant to which Optionee shall provide concurrent irrevocable written instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the shares purchased under the option and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for those shares and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

                    (3) Appropriate documentation evidencing the right to exercise this option shall be furnished the Corporation if the person or persons exercising the option is other than Optionee.

               b. For purposes of subparagraph 9.a. above and for all other valuation purposes under this Agreement, the Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                                      6.
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                    (1)  If the Common Stock is not at the time listed or
     admitted to trading on any national securities exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

                    (2) If the Common Stock is at the time listed or admitted to trading on any national securities exchange, then the Fair Market Value shall be the closing selling price per share on the date in question on the securities exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

               c. The Exercise Date shall be the date on which the Exercise Notice is delivered to the Secretary of the Corporation. Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option, payment of the Exercise Price for the purchased shares must accompany such notice.

               d. As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or other person or persons exercising this option) a certificate or certificates representing the purchased Option Shares.

               e. In no event may this option be exercised for any fractional share.

          10. STOCKHOLDER RIGHTS. The holder of this option shall not have any of the rights of a stockholder with respect to the Option Shares until such individual shall have exercised this option and paid the Exercise Price for the purchased shares.

          11. NO IMPAIRMENT OF RIGHTS. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

          12. COMPLIANCE WITH LAWS AND REGULATIONS. The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all

                                       7.
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applicable regulations of any securities exchange on which shares of the
Common Stock may be listed at the time of such exercise and issuance.

          13. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3 or 7, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the Corporation's successors and assigns.

          14. DISCHARGE OF LIABILITY. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, the Corporation shall use its best efforts to obtain all such applicable approvals.

          15. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of the Corporate Secretary at the Corporate Offices at 2730 Junction Avenue, San Jose, CA 95134. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

          16. CONSTRUCTION/GOVERNING LAW. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan, including the automatic option grant provisions of Article Three of the Plan. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws provisions.

          17. STOCKHOLDER APPROVAL. This option may not be exercised in whole or in part at any time prior to the approval of the July 19, 1995 restatement of the Plan by the Corporation's stockholders. Should such stockholder approval not be obtained at the 1996 Annual Stockholders Meeting, this option shall terminate and cease to remain outstanding without ever becoming exercisable for any of the Option Shares.

                                      8.
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                                 EXHIBIT I
                                 ---------

                           NOTICE OF EXERCISE OF
                           AUTOMATIC STOCK OPTION
                           ----------------------

          I hereby notify GaSonics International Corporation (the
"Corporation") that I elect to purchase        shares of the Corporation's
Common Stock (the "Purchased Shares") at the option exercise price of $ per share (the "Exercise Price") pursuant to that certain option (the "Option") granted to me under the Corporation's 1994 Stock Option/Stock
Issuance Plan on        to purchase up to   shares of the Corporation's
Common Stock.

          Concurrently with the delivery of this Exercise Notice to the Secretary of the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares.


-----------------------------------     --------------------------------
  Date                                Optionee

                                        Address: ------------------------

                                        ---------------------------------
Print name in exact manner
it is to appear on the
stock certificate:                      ---------------------------------


Address to which certificate
is to be sent, if different
from address above:               ----------------------------------------

                                         ---------------------------------

Social Security Number:                  ---------------------------------